Exhibit 10.13

January 12, 2024

Jennifer Rhodes jenniferrhodes@mac.com

Dear Jennifer:

We are delighted to offer you the position of EVP, Chief Legal Officer with Acadia Pharmaceuticals Inc. (the “Company” or “Acadia”). As discussed with you, this offer is contingent subject to your satisfactory completion of a background investigation, including contact with your professional references, and review of any applicable agreements with your former employers, as outlined below (“Contingencies”). The start date for your employment with Acadia will be mutually agreed to by you and your supervisor, Steve Davis. The following summarizes the terms of our offer effective upon removal of the Contingencies:

Base Salary: Your semi-monthly salary will be $21,458.34 ($515,000.16 annualized). Your position is full time and is exempt/salaried.

Performance Bonus: You will be eligible to receive an annual performance bonus currently targeted at 50% of your annual base salary but which will be granted in the sole discretion of the Board based upon its evaluation of the Company’s and your achievement of such specific performance goals as established by the Board. Performance Bonuses will be prorated based on time spent on a Performance Improvement Plan or any other disciplinary related suspension or probationary period. As allowed by law, including if you are terminated or resign, you must be an employee of the Company on the date upon which bonuses are paid to receive a Performance Bonus. If eligible, your bonus for the period in which you are hired will be prorated based on your date of hire with the Company.

Equity Award:

a)
Initial Grant. Within 45 days of the commencement of your employment, you will be granted a new hire equity award consisting of nonqualified stock options (“Options”) and restricted stock units (“RSUs”) having an aggregate fair market value of $3,000,000.00 at the date of grant. 75% of the equity award value will be granted in the form of Options and 25% in the form of RSUs. The Options and the RSUs are intended to be an inducement material to your entering into employment with the Company and will be subject to the terms of the Company’s 2023 Inducement Plan approved by the

Compensation Committee of the Company’s Board of Directors pursuant to the “inducement exception” provided under Nasdaq Market Place Rule 5635(c)(4) and Nasdaq IM-5635-1.

b)
Vesting. Both the Options and the RSUs will vest over four years, as follows: one-quarter (25%) of the Options will vest on the first anniversary of the grant, and 1/48th of the Options will vest each month thereafter for the following three years; and one-half (50%) of the RSUs will vest on the second anniversary of the grant, and one-fourth of the RSUs will vest on each of the third and fourth anniversaries of the grant; provided that you remain employed by the Company at each such vesting date.

c)
Other Terms. The Options and RSUs will be subject to the terms of the Company’s Inducement Plan and the related award notices and agreements.

Severance Benefits: You will be entitled to participate in our Management Severance Benefit Plan

(“Severance Plan”) and Change in Control Severance Benefit Plan (“CIC Severance Plan”). A copy of each of these plans is available to you on request and each is also on file with the SEC.

Benefits: You will be eligible to participate in the Company’s standard benefit plans. Note that these plans for new employees are effective on the employment start date and enrollment. Your eligibility and participation in these plans, is, of course, subject to the terms of the plans themselves.

Vacation and Holidays: You will receive 20 vacation days each year, accrued monthly and paid holidays in accordance with the Company’s annual holiday schedule, with a vacation accrual cap of 1.75 times your annual vacation accrual.

401(k): You will have the opportunity to participate in the Company’s 401(k) plan. The plan provides for enrollment on a monthly basis.

Employee Stock Purchase Plan: You will have the opportunity to enroll in the Company’s Employee Stock Purchase Plan (ESPP), which provides for the purchase of shares of Acadia common stock through payroll deductions. The ESPP currently provides for twice-annual purchases in May and November.

Inventions and Non-Disclosure: You will be required to sign the Inventions and Non-Disclosure Agreement, attached to this letter, as a condition of your employment.

Restrictive Covenants, Trade Secrets and Confidential Information from Current or Prior Employers: You agree that you will not bring or use any confidential information or trade secrets from current or former employers during your employment with the Company. You agree and acknowledge that you have notified the Company of any and all non-compete, non-solicitation, confidentiality or other restrictive agreements with your current or former employers that could impact your employment with the Company. Prior to your start date, you will provide the Company with copies of such agreements. You agree that you have reviewed the duties and responsibilities of your new position and that no contractual or other restrictions will prevent you from performing those duties.

Loyal and Conscientious Performance: During the Employment Period, you shall devote full time business energies, interest, abilities, and productive time to the Company. You are not precluded from engaging in civic, charitable or religious activities and are allowed to serve on boards of directors of for profit companies or organizations that do not present any conflict with the interests of the Company or otherwise adversely affect your performance of your duties.

You will not, during the employment with the Company, compete with the Company, either directly or indirectly, in any manner or capacity, as adviser, consultant, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any phase of developing, manufacturing or marketing any product or service that is in the same field of use or that otherwise competes with a product or service that is offered, is actively under development, or is actively being considered for development by the Company.

You agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest that Employee knows or should know is adverse or antagonistic to the Company, its business, clients, strategic partners, investors or prospects.

No Solicitation: You agree that for a period of twelve (12) months immediately following the termination of your employment with the Company, whether you resign voluntarily or are terminated by the Company involuntarily, you will not directly or indirectly hire, solicit, or recruit, or attempt to hire, solicit, or recruit, any employee of the Company to leave their employment with the Company, nor will you contact any employee of the Company, or cause an employee of the Company to be contacted, for the purpose of leaving employment with the Company.

Authorization to Work: Federal law requires that you provide the Company with the legally required proof of your identity and authorization to work in the United States. We will furnish you with a list of acceptable documents. This documentation must be provided within three (3) business days of the date your employment begins, or our employment relationship with you may be terminated.

At-Will; Entire Agreement: Your employment is at-will and for no specified period, and either you or Acadia may terminate this employment relationship at any time and for any reason. At all times during your employment, you will be subject to the direction and policies from time to time established by Senior Management and the Company’s Board of Directors. The agreement in this letter sets forth our entire understanding regarding your employment and supersedes any other negotiations, written or oral.

Severability: The unenforceability, invalidity, or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid, or illegal.

By signing this offer, you hereby certify that you have not knowingly withheld any information that might adversely affect your chances for employment and that the answers given by you are true and correct to the best of your knowledge. You understand that any omission or misstatement of material fact used to secure employment shall be grounds for rejection of this offer or for immediate discharge if you are employed, regardless of the time elapsed before discovery.

We look forward to your joining Acadia Pharmaceuticals Inc. and believe that it will be a mutually beneficial experience. This contingent offer will expire if not accepted by January 29, 2024.

Please indicate your agreement with the above terms by signing below. Sincerely,

/s/Rob Ackles

Rob Ackles

Senior Vice President, Chief People Officer Accepted and agreed:

/s/Jennifer Rhodes

1/18/2024

Date

Attachments & Enclosures: Inventions and Non-Disclosure Agreement